Exhibit 3.01

CAMPBELL GLOBAL TREND FUND, L.P.
FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

This Third Amended and Restated Limited Partnership Agreement of Campbell Global Trend Fund, L.P. (the “Fund” or the “Partnership”), is entered into as of April 1, 2012 (this “Agreement”), by and among Campbell & Company, Inc., a Maryland corporation, as general partner (the “General Partner” or “Campbell & Company), and those other parties who may be hereafter admitted to the Fund and who shall execute this Agreement, whether in counterpart, by separate instrument or otherwise, as limited partners of the Fund (collectively the “Limited Partners”) executed by Campbell & Company, Inc. as general partner, in accordance with the provisions hereinafter set forth. This Agreement amends and restates in its entirety the Third Amended Limited Partnership Agreement of the Fund dated as of March 15, 2011.

WITNESSETH:

WHEREAS, the General Partner heretofore filed an Amended Certificate of Limited Partnership with the Office of the Secretary of State of the State of Delaware under and pursuant to the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq., as amended from time to time, the “Act”);

WHEREAS, the General Partner has made the determination that it will no longer assess the General Partner fee of 1% per annum of the month-end Net Asset Value for any Class of Units of the Fund;

WHEREAS, the parties desire to enter into this Agreement to: (i) set forth their respective interests, rights, powers, authority, duties, responsibilities, liabilities and obligations in and with respect to the Fund, as well as the respective interests, rights, powers, authority, duties, responsibilities, liabilities and obligations of persons who may hereafter be admitted to the Fund as Limited Partners in accordance with the provisions hereof, and (ii) provide for the management and conduct of the business and affairs of the Fund; and

NOW, THEREFORE, in consideration of the mutual premises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.
NAME; APPOINTMENT OF GENERAL PARTNER; CONTINUATION

1.1.  Name; Appointment of General Partner.  The name of the Fund is Campbell Global Trend Fund, L.P. (the “Fund”). Campbell & Company, Inc. shall be the General Partner of the Fund and the General Partner shall be the General Partner of each Series (as defined herein). The General Partner shall determine in its sole discretion the name or designation of any Series in the Fund. The General Partner may, without the approval of the other Limited Partners, establish and designate one or more additional Series and Classes (which may invest in the same or different portfolios), change the name of the Fund or the name or designation of any Series or Class in the Fund, or cause the Fund or any Series or Class in the Fund to transact business under another name. The General Partner shall notify all Limited Partners and their permitted assigns of which it has written notice of any such change. Any use in this Agreement of the term “Fund” shall, should the context so require, be deemed to be a reference to any Series and any use in this Agreement of the terms “Limited Partner,” “capital account,” “Capital Contribution” or “Interest” shall, should the context so require, be deemed to be a reference to a Limited Partner, capital account, Capital Contribution or Interest of any Series. The use of the terms “Fund” or “Series” in this Agreement shall in no event alter the intent of the parties hereto that the Fund, may in the future, at the General Partner’s discretion, receive the full benefit of the limitations on inter-Series liability as set forth in the Act.

1.2.  Formation and Continuation.  The General Partner has formed the Fund as a series limited partnership containing one or more series of limited partner interests pursuant to and in accordance with the provisions of the Act. The General Partner has caused to be executed and filed with the Secretary of State of the State of Delaware an Amended Certificate of Limited Partnership conforming to the requirements of the Act which such Amended Certificate of Limited Partnership provides for the limitation of liability of each Series (as may be so designated and established) to the debts, liabilities, obligations and expenses of such Series and not those of any other Series or the Fund in general, so that the liability of each Series shall be segregated and the liability of each additional Series, as designated, may be segregated as such in the future, in the sole discretion of the General Partner. The General Partner and the Limited Partners are entering into this Agreement in order to provide for the establishment and continuation of the Fund as a series limited partnership under the Act and the General Partner and shall execute, file and record as appropriate such amendments, assumed name certificates and other documents as are or become necessary or advisable in connection with the Fund as determined by the General Partner from time to time.

ARTICLE 2.
PRINCIPAL PLACE OF BUSINESS; REGISTERED OFFICE AND
REGISTERED AGENT; LIMITED PARTNERS NOT AGENTS

2.1.  Principal Place of Business.  The principal office of the Fund shall be located at 2850 Quarry Lake Drive, Baltimore, Maryland 21209, or such other place as the General Partner may designate from time to time.

2.2.  Registered Office and Registered Agent.  The registered office of the Fund in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent for service of process on the Fund shall be The Corporation Trust Company. The General Partner may from time to time change such registered agent and registered office and shall give prompt notice of any such change to each Limited Partner.

2.3.  Limited Partners Not Agents.  Except as specifically provided herein, nothing contained herein shall be construed to constitute any Limited Partner the agent of any other Limited Partner.

ARTICLE 3.
BUSINESS AND PURPOSE OF THE FUND

The business and purpose of the Fund is to, directly or indirectly, trade, buy, sell, swap or otherwise acquire, hold or dispose of any and all commodities (including, but not limited to, foreign currencies, money market instruments, and any other financial instruments or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, and any rights pertaining thereto, as well as swaps and other derivatives of any type or nature whatsoever, whether currently existing or hereafter developed, whether traded on an organized exchange or otherwise, to engage in all activities necessary, convenient or incidental thereto and to carry on such other businesses, purposes, or activities as may be set forth from time to time in the Fund’s Disclosure Document, as amended or supplemented from time to time (the “Prospectus”). The Fund may also engage in “hedge,” arbitrage and cash trading of any of the foregoing instruments. The Fund may engage in such business and purpose either directly or through subsidiaries, joint ventures, entities or partnerships, provided that the Fund’s participation in any of the foregoing has no adverse economic or liability consequences for the Limited Partners, which consequences would not be present had the Fund engaged in that same business or purpose directly. The objective of the Fund’s business is appreciation of its assets through speculative trading.

The Fund shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary, appropriate, advisable or convenient to the conduct, promotion or attainment of any business, purpose or activity of the Fund.

ARTICLE 4.
TERM, DISSOLUTION AND FISCAL YEAR

4.1  Term.  The term of the Partnership commenced upon the execution and filing of the Certificate of Limited Partnership, as amended, and shall end upon the first to occur of the following: (i) an election to dissolve the Partnership in accordance with the provisions of Article 4.2 by Limited Partners owning more than 50% of the Units then outstanding; (ii) the withdrawal of the General Partner, as defined in, and subject to the limitations of Article 13; (iii) a determination by the General Partner that the purpose of the Partnership cannot be fulfilled; or (iv) any event which constitutes a dissolution of a limited partnership under the Act or otherwise makes it unlawful for the existence of the Partnership to be continued.

4.2  Dissolution.  Upon the occurrence of an event causing the dissolution of the Partnership, the Partnership shall be wound up and terminated. Upon dissolution and termination of the Partnership, the General Partner shall contribute to the Partnership an amount equal in the aggregate to the lesser of (a) the deficit balance in their capital accounts, or (b) the excess of 1.01% of the net aggregate capital contributions paid in by the Limited Partners over any capital previously contributed by the General Partner. Payment of creditors, and distribution of the Partnership’s assets shall be effected as soon as practicable in accordance with the Act, and the General Partner and each Limited Partner (and any assignee) shall share in the assets of the Partnership pro rata in accordance with such Partner’s respective capital account, less any amount owing by such Partner (or assignee) to the Partnership.

4.3  Fiscal Year.  The fiscal year of the Partnership shall end on December 31, unless the General Partner elects, with the approval of the Internal Revenue Service and the CFTC, a different fiscal year.

ARTICLE 5.
GENERAL PARTNER

5.1 The General Partner is Campbell & Company, Inc., a Maryland corporation, 2850 Quarry Lake Drive, Baltimore, Maryland 21209.

ARTICLE 6.
CAPITAL CONTRIBUTIONS AND
UNITS OF LIMITED PARTNERSHIP INTEREST

6.1  Units and Capital Contributions of Limited Partners.  Interests in the Partnership, other than the General Partner’s interests, shall be evidenced by Units (individually a “Unit”).

6.2  Capital Contributions by General Partner; Net Worth.  The General Partner has contributed cash to the capital of each Series of the Partnership respectively in an amount equal to the greater of (i) 1% of the net aggregate contributions of all Partners in each Series including the General Partner or (ii) $25,000. The General Partner’s contribution shall be evidenced by Units of the General Partner (“General Partnership Units”). The General Partner may make withdrawals of its Units provided that such withdrawals do not reduce the General Partner’s aggregate percentage interest in each Series of the Partnership below the levels described in the previous sentence. If additional Limited Partners are admitted during any Continuing Offering pursuant to the provisions of Article 11 herein, the General Partner shall make such additional capital contributions as may be required to maintain its interest at the required level in each Series of the Partnership at all times during the term of the Partnership. The General Partner shall maintain a net worth so long as it acts as general partner equal to at least 5% of the capital contributed by all the limited partnerships for which it acts as general partner, including the Partnership. The minimum required net worth shall in no case be less than $50,000 nor shall net worth in excess of $1,000,000 be required.

6.3  Issuance and Sale of Units.  The Fund is authorized to issue an unlimited number of Units. The General Partner is authorized to admit as Limited Partners, in compliance with applicable law, any person and may issue Units to such Limited Partners. In connection with the Fund’s offering of Units, the General Partner, on behalf of the Fund, shall: (i) qualify Units for sale initially and on a continuing basis under the Blue Sky and securities laws of such states of the United States or other jurisdictions as the General Partner shall deem advisable; (ii) make such arrangements for the offering and sale of Units as it shall deem appropriate; and (iii) take such action with respect to the matters described in clauses (i) and (ii) as it shall deem advisable or necessary. The General Partner in its discretion may, from time to time, without vote of the Limited Partners, issue Units, in addition to the then issued and outstanding Units, to such party or parties at the then current net asset value of such Units in connection with the business of the Fund. In connection with any issuance of Units, the General Partner may issue fractional Units.

6.4  Establishment of Series.  The General Partner, on behalf of the Fund, shall designate various series of Units (each Series of Units is referred to herein as a “Series”), and each Series may have such general partners, separate business purposes, investment objectives, rights, powers or duties with respect to specified property or obligations of such Series or the Fund, as applicable, or profits and losses associated with specified property or obligations, and such other rights as the General Partner shall determine. The General Partner, in addition to being the general partner of the Fund, shall be the general partner associated with each Series designated and established hereunder. The General Partner hereby establishes and designates the  “Global Trend Series (USD)”Series.  Additional Series of Units may be offered from time to time in the discretion of the General Partner and the terms of any such Series shall be determined by the General Partner and set forth in the Prospectus. Separate and distinct records may be maintained for each Series and the Fund may hold and account for the assets associated therewith separately from the other Fund property and the assets associated with any other Series. Each Unit of a Series (or a Class thereof,) shall represent an equal beneficial interest in the net assets associated with that Series (or Class thereof).

The General Partner, in its sole discretion, shall organize the Fund so that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series or a general partner associated with such Series shall be enforceable only against the assets of such Series or a general partner associated with such Series, and not against the assets of the Fund generally, any other Series thereof or any general partner not associated with such Series, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund generally or any other Series thereof shall be enforceable against the assets of such Series or a general partner associated with such Series. With respect to debts, liabilities, obligations and expenses which relate to the Fund generally or more than one Series, the General Partner in its discretion may allocate and apply such debts, liabilities, obligations and expenses to and among certain Series as the General Partner considers appropriate.

A Series may have a business purpose or investment strategy that differs from other Series. A Series may be treated as a separate partnership for U.S. federal income tax purposes, in the General Partner’s discretion. Every written agreement, instrument or other undertaking made or issued by or on behalf of a particular Series may include a recitation limiting the obligation or claim represented thereby to that Series and its assets.

6.5  Classes.  Within each Series the General Partner may designate Units into any number of classes (each a “Class”). The Global Trend Series (USD) currently consists of Class A, Class B, Class C, Class D and Class E Units.  For the avoidance of doubt, the creation of separate Classes of Units within a Series shall be for accounting purposes only, and is not intended to separate or segregate the assets and liabilities of one Class within a Series from all other Classes in that same Series. Further, for the avoidance of doubt, the General Partnership Units shall be accounted for separately from all other Units and shall be considered the functional equivalent of a separate “class” of Units for all purposes hereunder. Such General Partnership Units shall share in the profits, losses, and expenses of the Partnership on a pro rata basis, excluding any advisory fees,  performance fees, and certain other expenses (or a portion thereof) as determined by the General Partner in its sole discretion

6.6  Establishment of Additional Series and Classes.  The establishment and designation of any Series and/or Classes of Units other than those specifically named in Sections 6.4 and 6.5 above shall be effective upon the execution by the General Partner of an instrument setting forth such establishment and designation and the relative rights and preferences of such Series and/or Classes, or as otherwise provided in such instrument. At any time that there are no Units outstanding of any particular Series or Class previously established and designated, the General Partner may, in its exclusive discretion, abolish that Series and/or Class and the establishment and designation thereof. Each instrument referred to in this Section 6.6 shall have the status of an amendment to this Agreement.

6.7  Availability of Contributions.  The aggregate of all Partnership contributions shall be available to the Partnership to carry on its business and purpose, and no interest shall be paid to any Partner on any such contributions.

ARTICLE 7.
ALLOCATION OF PROFITS AND LOSSES

7.1  Capital Accounts.  A separate capital account shall be established and maintained for each Limited Partner, including with respect to each Series. The initial balance of each Limited Partner’s capital account shall be the amount initially contributed to that capital account, and shall be appropriately adjusted to reflect allocations of net profits, net losses and distributions of cash or other property, whether through redemption or otherwise. To the extent that a Limited Partner purchases Units of different Series, the Fund shall establish a separate memorandum account within the Limited Partner’s primary capital account for each Series of Units.

7.2  Periodic Allocations.  The Fund shall commence operations as a monthly liquidity fund. Profits and losses, accordingly, initially will be allocated on a monthly basis. However, the General Partner reserves the right, without the consent of the Limited Partners, to provide liquidity to the Limited Partners of any existing or future Series or Class on a more frequent basis, employing periods shorter than one month for, among other things, the allocation of profits and losses. As of the close of business (as determined by the General Partner) on the last day of each period and on each Redemption Date, the following determinations and allocations shall be made with respect to each Series and each Class: (i) any increase or decrease in the Net Assets (prior to the accrual of all fees and other charges) shall be determined; (ii) fees and charges shall then be charged against Net Assets; (iii) accrued performance fees, if any, shall then be charged against Net Assets; (iv) any remaining increase or decrease in the Net Assets as compared to the last such determination of Net Assets shall be credited or charged to the capital accounts of each Limited Partner of such Series and Class in the ratio that the balance of each capital account bears to the balance of all capital accounts for such Series and Class; and (v) the amount of any distribution to a Limited Partner and any amount paid to a Limited Partner on redemption of Units shall be charged to such Limited Partner’s capital account.

7.3  Allocation of Profit and Loss for Federal Income Tax Purposes.  At the end of each taxable year, each item of Partnership taxable income, gain, loss, deduction, or credit will be allocated among the Partners in accordance with the following provisions:

(1) Capital gain shall be allocated first to each Partner who has redeemed Units (General Partnership Units in the case of the General Partner) during the year to the extent that the amount the Partner received on redemption exceeds the amount paid for the redeemed Units (as set forth in subparagraph (5));

(2) Capital gain remaining after the allocation in subparagraph (1) shall be allocated among all Partners in the ratio that each Partner’s capital account bears to all Partner’s capital accounts;

(3) Capital losses shall be allocated first to each Partner who has redeemed Units (General Partnership Units in the case of the General Partner) during the year to the extent that the amount the Partner paid for the redeemed Units (as set forth in subparagraph (5)) exceeds the amount the Partner received on redemption;

(4) Capital losses remaining after the allocation in subparagraph (3) shall be allocated among all Partners in the ratio that each Partner’s capital account bears to all Partners’ capital accounts;

(5) For the purpose of the allocations of capital gain and loss in subparagraphs (1) and (3), the amount each Partner paid for each of his Units shall be deemed to have increased by the amount of capital gain allocated to him with respect to such Unit pursuant to subparagraph (2) or ordinary income pursuant to subparagraph (6); decreased by the amount of any capital loss allocated to him with respect to such Unit pursuant to subparagraph (4) or ordinary expense pursuant to subparagraph (6); and decreased by the amount of any distributions to him with respect to such Unit pursuant to Article 7.8;

(6) Items of ordinary income and expense will be allocated pro rata among the Partners based upon their respective capital accounts as of the end of each month in which the items of ordinary income or expense accrue; provided that any performance fee paid to the General Partner shall be allocated among the Units outstanding at any time during the fiscal year based upon the ratio that each such Unit’s net performance fee (the excess, if any, of the aggregate of all performance fees allocated to the capital account relating to such Unit over the aggregate of all reversals of performance fees allocated to such Unit) bears to the net performance fee of all Units;

(7) Notwithstanding subparagraphs (4) and (6), if the allocation of such loss would cause a Limited Partner to have a capital account deficit, then such loss shall be allocated to the General Partner, according to its capital account, to the extent of such losses;

(8) For purposes of this Paragraph 7.3, “capital gain” and “capital loss” shall mean gain or loss characterized as gain or loss from the sale or exchange of a capital asset by the Internal Revenue Code of 1986, as amended (the “Code”), including but not limited to gain or loss required to be taken into account pursuant to Section 1256 thereof and any income, gain or loss determined under Section 988 of the Code; and

(9) Allocations of capital gain or loss will be made pro rata from each category of capital gain or loss determined under Section 1(h) of the Code and income or loss determined under Section 988 of the Code.

7.4  Definitions; Accounting.

(1)  Net Assets.  “Net Assets” of the Partnership shall mean the total assets of the Partnership, including all cash and cash equivalents, plus accrued interest thereon, and the market value of all open commodity positions and other assets of the Partnership, less all liabilities of the Partnership, including accrued performance fees determined in accordance with the principles specified in this subparagraph and, where no principle is specified, in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting. The market value of a commodity or commodity futures contract traded on an exchange, or through a clearing firm or through a bank, shall mean the most recent available settlement price or closing quotation, as appropriate on the exchange, or of the clearing firm or bank on or through which the commodity or contract is traded by the Partnership on the day with respect to which Net Assets are being determined. If such contract cannot be liquidated, due to the operation of daily limits or otherwise, on a day as of which Net Assets are determined, the liquidating value on the first subsequent day on which the contract would be liquidated may be used or such other value as the General Partner may deem fair and reasonable. The market value of a commodity forward contract or a commodity futures contract traded on a foreign exchange shall mean its market value as determined by the General Partner on a basis consistently applied. The “Net Assets of a ‘Series’ or ‘Class’ ” shall mean the Net Assets of the Partnership, on a Series-by-Series or Class-by-Class basis.

(2)  Net Asset Value.  The “Net Asset Value” of the Partnership shall mean the total capital accounts of all Partners. The “Net Asset Value” of a Series or Class shall mean the Net Asset Value of the Partnership on a Series-by-Series or Class-by-Class basis. The “Net Asset Value” of a Unit shall be the total capital accounts of all Partners, divided by the number of Units owned by all Partners.

(3)  Blue Sky Glossary.  The definitions in the Blue Sky Glossary in Appendix I to the Partnership’s Prospectus are hereby incorporated herein by reference.

7.5  Expenses.

(1) The organization and offering expenses during the initial and continuing offering will be advanced by Campbell & Company. The Fund, and in turn, each Class of Units (excluding Class E Units), will reimburse, monthly, its organization and offering expenses (collectively, “Offering Costs”), subject to an annual cap of 0.50% of the Fund’s, and in turn, each Class of Units’, month end net asset value. Such Offering Costs include all fees and expenses in connection with the distribution of the Units, including legal, accounting, printing, mailing, filing fees, escrow fees, salaries and bonuses of employees while engaged in sales activities (including wholesaling), and marketing expenses of Campbell & Company and the selling agents which are paid by the Fund. Any Offering Costs advanced by Campbell & Company in excess of the aforementioned annual cap may be reimbursed by the Fund in later periods, as the Fund is able to do so within the limit of the annual cap, provided that the maximum amount reimbursed by the Fund in any calendar year not exceed the overall limits set forth above. In no event will the reimbursement exceed 2.5% of the total subscriptions accepted by the Fund. In no event shall the Offering Costs paid by the Fund exceed the limits set by the NASAA Guidelines during such time as the Units are registered for sale to the public. Each Class of Units (excluding Class E Units) shall be specifically allocated its pro rata Share of the Offering Costs. In the event the Fund terminates prior to the completion of any reimbursement of the aforementioned costs, Campbell & Company will not be entitled to any additional reimbursement from the Fund.

(2) The Partnership and in turn, each applicable Series and Class shall be obligated to pay all liabilities incurred by it, including without limitation, (i) advisory fees payable to Campbell & Company; (ii) fees payable to the futures broker and over-the-counter counterparty; (iii) selling commissions and broker-dealer custodial fees as described in the Prospectus payable to the selling agents; (iv) operating expenses and performance fees; (v) administrative, legal and accounting fees; (vi) cash management fees; and (vii) taxes and other extraordinary expenses incurred by the Partnership. During any year of operations, the General Partner shall be responsible for payment of operating expenses in excess of 0.5% of the Partnership’s average month-end Net Asset Value during that year. Any operating expenses incurred in excess of the aforementioned annual cap are initially paid by Campbell & Company; provided, however, that the Fund reimburses the operating expenses paid by Campbell & Company at such times, if any, as the Fund is able to do as within the limit of the aforementioned cap. Indirect expenses of the General Partner, such as indirect salaries, rent and other overhead expenses, shall not be liabilities of the Partnership. The Partnership shall receive all interest earned on its assets.

(3) Class A Units and Class C Units shall pay a monthly broker-dealer custodial fee of 0.25% of each respective Class’s month-end net asset value per annum to the selling agents (the firm, not the individual) provided, however that the total of such broker-dealer custodial fees per Unit do not exceed 1.0% of the gross offering proceeds of Class A Units Units and 6% of the gross offering proceeds of Class C Units.

(4) Compensation to any party, including the General Partner (or any advisor which may be retained in the future), shall not exceed the limitations imposed as of the date hereof by the North American Securities Administrators Association (“NASAA”). In the event the compensation exceeds such limitations, the General Partner shall promptly reimburse the Partnership for such excess. NASAA limitations on fees are as follows: advisory fees and all other fees paid to the General Partner, except for performance fees and commodity brokerage commissions, when added to organization and offering expenses, shall not exceed 6% annually of net asset value. The aggregate performance fees shall not exceed 15% of new trading profits. The sponsor or advisor will be entitled to an additional 2% performance fee for each 1% by which the net asset value fee (including any advisory fees paid to the General Partner and organization and offering expenses) is reduced below 6%. Commodity brokerage rates will be presumptively reasonable if they satisfy either 80% of the published retail rate plus pit brokerage fees or 14% annually of average net assets, including pit brokerage fees. Each of the applicable Class of Units of the Partnership will pay to the futures brokers and over-the-counter counterparty up to 1% of the net asset value of that Class of Units, respectively. Each Class of Units will pay Campbell & Company a monthly  advisory fee at the annual rate of 2%  prior to any accrual for or payment of any advisory fee, performance fee, redemption or subscription during said month, allowing the performance fee to be 20%, as discussed above.

(5) The Partnership will pay to selected selling agents who have sold Class A Units and Class B Units selling commissions of 2% of each subscription of Class A Units and Class B Units (which includes the initial distribution of the Units, execution of commodity transactions, and ongoing services to the Limited Partners), which is less than the 14% limit imposed by NASAA. The amount paid to selling agents of Class A Units and Class B Units sold pursuant to each disclosure document will not, however, exceed 8.0% of the gross offering proceeds of the Class A Units Units and 9.0% of the gross offering proceeds of the Class B Units sold pursuant to the disclosure document. The Partnership will pay selected selling agents (the firm and not the individual) who have sold Class A Units and Class C Units a broker-dealer custodial fee of 0.25% of each respective Class’s month-end net asset value per annum provided, however that the total of such broker-dealer custodial fees per Unit do not exceed 1.0% of the gross offering proceeds of Class A Units and 6% of the gross offering proceeds of Class C Units.
Once total underwriting compensation, including, but not limited to, the fees mentioned in the preceding paragraph, paid on any Class A Unit, Class B Unit, Class C Unit or Class D Unit reaches 10% of the gross offering proceeds,  the Class A Unit, Class B Unit, Class C Unit or Class D  Unit will automatically be re-designated as Class E Units, which are identical to Class A Units, Class B Units, Class C Units and Class D Units except that Class E Units do not pay any offering expenses, selling agent fee, broker-dealer custodial fee payable to the selling agents and, if applicable, redemption fees.

(6) The Partnership shall also be obligated to pay any costs of indemnification to the extent permitted under Article 15 of this Agreement.

7.6  Limited Liability of Limited Partners.  Each Unit purchased by a Limited Partner is fully paid and non-assessable. A Limited Partner shall be liable for the Partnership’s obligations to the extent of the capital contributed by him plus his share of profits remaining in the Partnership, if any.

In addition, if a Limited Partner receives a return of any part of his capital contribution, he shall be liable to the Partnership for a period of one year thereafter for the amount of the returned contribution, but only to the extent necessary to discharge the Partnership’s liabilities to creditors who extended credit to the Partnership during the period the contribution was held by the Partnership.

A Limited Partner shall also be liable to the Partnership for return of any part of his capital contribution returned to him, for a period of six years, if such return was in violation of this Agreement or the Act.

7.7  Return of Limited Partner’s Capital Contribution.  Except to the extent that a Limited Partner shall have the right to redeem Units, no Limited Partner shall have any right to demand the return of his capital contribution or any profits added thereto, except upon dissolution and termination of the Partnership. In no event shall a Limited Partner be entitled to demand or receive property other than cash.

7.8  Distributions.  The General Partner shall have sole discretion in determining what distributions (other than on redemption of Units or dissolution), if any, the Partnership will make to its Partners (or any assignee thereof). Distributions shall be made pro rata in accordance with the respective capital accounts of the Partners.

ARTICLE 8.
MANAGEMENT

8.1  General.

(1) The General Partner, to the exclusion of the Limited Partners, shall conduct and manage the business of the Partnership including, without limitation, all functions necessary for administration of the Partnership. The General Partner shall have the fiduciary responsibility for the safekeeping and use of all assets of the Partnership, whether or not in its immediate possession or control, shall not contract away such duty and shall not employ or permit another to employ such assets in any manner except for the exclusive benefit of the Partnership. The General Partner, on behalf of the Partnership, shall make all investment decisions regarding the Partnership and shall have complete trading discretion. The General Partner shall seek the best price and services available in its futures brokerage transactions, and all brokerage transactions for the Partnership’s futures trades will be effected at competitive rates.

(2) The General Partner shall receive from the Partnership: (i) advisory fee of 2% per annum of the month-end Net Asset Value of all Classes of Units; and (ii) a quarterly “performance fee” of 20% of the Partnership’s aggregate cumulative appreciation in the Net Asset Value per Unit, exclusive of interest income. The performance fee is paid on the cumulative increase, if any, in the Net Asset Value per Unit over the highest previous cumulative Unit value or Unit value as of the commencement of trading, whichever is higher. In determining the fees in this paragraph, adjustments shall be made for capital additions and withdrawals and Net Assets shall not be reduced by the performance fees being calculated for such current period. Such fees may be changed upon sixty days’ notice to the Limited Partners, provided that prior to the imposition of the revised fees, Limited Partners have an opportunity to redeem (and there are no delays in receiving payment therefor) and the notice explains their redemption and voting rights. Further, any new contract with any advisor, including the General Partner, shall carryforward all losses attributable to such advisor or General Partner, as the case may be.

(3) The General Partner may take such other actions as it deems necessary or desirable to manage the business of the Partnership including, but not limited to, the following: entering into commercially reasonable contracts, opening bank accounts, paying or authorizing the payment of distributions to the Partners and expenses of the Partnership including fees to the General Partner, taxes and other fees of governmental agencies.

(4) The General Partner shall keep and retain for at least six years, at the principal office of the Partnership, such books and records relating to the business of the Partnership as it deems necessary to substantiate that Units were sold only to purchasers for whom such securities were suitable and which are required by the Commodity Exchange Act, and the rules and regulations thereunder. Such books and records shall be available to any Limited Partner or his authorized attorney or agent for inspection and copying during normal business hours of the Partnership.

(5) The General Partner may engage in other business activities and shall not refrain from any other activity nor disgorge any profits from any such activity, whether as general partner of additional partnerships for investment in commodity futures or forward contracts or otherwise. Subject to the terms and conditions set forth in this Agreement, the General Partner may engage and compensate on behalf of the Partnership, from funds of the Partnership, such persons, firms or corporations, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership. The General Partner may develop and implement a cash management facility. In such event, the General Partner may cause the Partnership to participate in such facility if doing so would be in the best interests of the Partnership. Competitive management fees may be paid to the General Partner or an affiliate thereof.

(6) No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of such authority.

(7) Except as provided by Article 13, the General Partner may not sell, assign, or otherwise dispose of all or substantially all of its General Partnership Units in the Partnership except for a sale or transfer of all Partnership interests of all Partners or a sale of all or substantially all of its interest to a corporation controlled by such General Partner. The foregoing restriction shall not be applicable to the General Partner mortgaging, pledging, hypothecating or granting a security interest in its General Partnership Units as collateral for a loan or loans and any such assignment of all or any portion of the General Partner’s Interest shall not cause an event of withdrawal with respect to the General Partner pursuant to Article 13 of this Agreement.

(8) The maximum period covered by any contract entered into by the Partnership, except for certain provisions which survive the stated term, shall be one year. Agreements between the Partnership and the General Partner or any affiliate shall be terminable by the Partnership without penalty on 60 days’ written notice. All sales of Units in the United States shall be made by registered brokers. No sales will be made by the General Partner or an affiliate.

8.2  Prohibitions.  The Partnership shall not: (i) engage in pyramiding; (ii) commingle its assets with the assets of any other person, except as permitted by law; (iii) make loans to the General Partner or any affiliate thereof or to any person; (iv) pay per-trade compensation to the General Partner or any advisor or any affiliate thereof or to any person who receives any other form of compensation from the Partnership; or (v) permit rebates or give-ups to be received by the General Partner or affiliates thereof nor shall the General Partner participate in any reciprocal business arrangements which would circumvent the foregoing or any other provision of this Agreement; or (vi) borrow cash or other assets from the General Partner.

ARTICLE 9.
REPORTS TO LIMITED PARTNERS

The books and records of the Partnership shall be audited annually by an independent certified public accountant. Net Assets and Net Asset Value per Unit shall be determined daily and will be supplied in writing to any Limited Partner who requests such information. The General Partner will cause each Partner to receive (i) within ninety (90) days after the close of each fiscal year an annual report with audited financial statements (including a balance sheet and income statement) for the fiscal year then ended, and (ii) within seventy-five (75) days after the close of each fiscal year such tax information as is necessary for the Partner to complete his Federal income tax return. In addition, the General Partner will report within 30 days after the end of each month to the Limited Partners the information required by the CFTC to be reported, which information currently includes the following: the total amount of realized net gain or loss on commodity interest positions liquidated during the month; the change in unrealized net gain or loss on commodity interest positions during the month; the total amount of net gain or loss from all other transactions engaged in by the Partnership during the month, including interest earned; the total amount of (i) the advisory fees payable to Campbell & Company; (ii) fees payable to the futures broker and over-the-counter counterparty; (iii) fees payable by Class A Units and Class B Units to the selling agents who have sold Class A Units and Class B Units; and (iv) performance fees, and all other expenses incurred or accrued by the Partnership during the month; the Net Asset Value of a Unit as of the end of the month and as of the end of the previous month; the total amount of additions to the Net Assets of the Partnership made during the month; the total amount of withdrawals from and redemptions of Units for the month; and the total net income or loss of the Partnership during the month. In the event either Net Asset Value per Unit as of the end of any business day declines by more than 50% of the previous year-end or month-end Net Asset Value per Unit, or there is a material change in the advisory agreement with the General Partner or otherwise affecting the compensation to any party, including the General Partner, the General Partner will notify each Limited Partner of such information, their redemption and voting rights and any material effect on the Units within seven business days. Reporting to Limited Partners may be via hard copy or, where permitted by applicable rules, via electronic media. In the event of the 50% decline in Net Asset Value per Unit referred to in the previous sentence, the General Partner will declare a special redemption period and temporarily suspend the Partnership’s trading during such period.

ARTICLE 10.
DISPOSITIONS AND REDEMPTIONS OF PARTNERSHIP UNITS

10.1  Permissible Dispositions.  A Limited Partner may transfer, assign, pledge, or encumber his Units only as provided in this Article 10.1. No such transferee, pledgee, assignee, or secured creditor shall become a substituted Limited Partner unless the General Partner consents in writing to such substitution. The General Partner has complete discretion to withhold consent but only intends to do so in order to prevent or minimize potential adverse legal or tax consequences to the Partnership. Any transfer or assignment of Units which is permitted hereunder shall be effective as of the beginning of the month following the month in which such transfer or assignment is made; provided, however, that the Partnership need not recognize any transfer, assignment, or pledge until it has received at least 30 days’ prior written notice thereof from the transferor, assignor, or pledgor, which notice shall include (i) the name, signature, address and social security or taxpayer identification number of the transferee, assignee, or pledgee, (ii) the number of Units transferred, assigned or pledged, and (iii) the signature of the transferor, assignor, or pledgor. The General Partner may, in its discretion, waive receipt of the above described written notice or waive any defect therein. No transfer or assignment shall be permitted unless the General Partner is satisfied that (i) such transfer or assignment would not be in violation of the Act, (ii) the amount of the transfer is at least the minimum subscription amount except for transfers by gift, inheritance, or to affiliates, including family members of the person transferring the Units, and (iii) notwithstanding such transfer or assignment, the Partnership shall continue to be classified as a partnership rather than as a corporation or an association under the Internal Revenue Code, as amended. No transfer or assignment of Units shall be effective or recognized by the Partnership if following such transfer or assignment there would result a termination of the Partnership for federal income tax purposes as provided in Code 708(b) and any attempted transfer or assignment in violation hereof shall be ineffective to transfer or assign any such Units. Any transferee or assignee of Units who has not been admitted to the Partnership as a substituted Limited Partner shall not have any of the rights of a Limited Partner, except that the assignee shall receive that share of capital and profits and shall have that right of redemption to which his assignor would otherwise have been entitled and shall remain subject to the other terms of this Agreement binding upon Limited Partners. The transfer or assignment of Units shall be subject to all applicable securities laws. The transferor or assignor shall bear all costs (including any attorneys’ fees) related to such transfer or assignment.

10.2  Redemptions.

(1) A Limited Partner (or any assignee thereof) may withdraw all or part of his capital contribution and undistributed profits, if any, by requiring the Partnership to redeem all or part of his Units at the Net Asset Value per Unit, reduced as hereinafter described (such withdrawal being herein referred to as a “Redemption”).

(2) Redemptions shall be effective as of the end of any month ending after a Request for Redemption in proper form has been timely received by the General Partner (the “Redemption Date”). Redemption fees apply to the Class A Units and Class B Units through the first twelve month-ends following purchase as follows: 1.833% of net asset value per redeemed Unit through the second month-end, 1.666% of net asset value per redeemed Unit through the third month-end, 1.500% of net asset value per redeemed Unit through the fourth month-end, 1.333% of net asset value per redeemed Unit through the fifth month-end, 1.167% of net asset value per redeemed Unit through the sixth month-end, 1.000% of net asset value per redeemed Unit through the seventh month-end, 0.833% of net asset value per redeemed Unit through the eighth month-end, 0.667% of net asset value per redeemed Unit through the ninth month-end, 0.500% of net asset value per redeemed Unit through the tenth month-end, 0.333% of net asset value per redeemed Unit through the eleventh month-end, 0.167% of net asset value per redeemed Unit through the twelfth month-end. The month-end as of which the Unit is purchased is counted as the first month-end. After the twelfth month-end following purchase of a Class A Unit or Class B Unit, no redemption fees apply. Because the purchase date counts as the first month-end in determining whether a redemption fee applies, no redemption fee would be due in respect of a Class A Unit or Class B Unit redeemed on the first anniversary of the purchase.  As used herein, “Request for Redemption” shall mean a written request of such withdrawal transmitted by the Limited Partner (or any assignee thereof) to the General Partner not less than ten business days prior to the end of the month or such shorter period as established by the General Partner. Upon Redemption, a Limited Partner (or any assignee thereof) shall receive, per Unit redeemed, an amount equal to the Net Asset Value per Unit as of the Redemption Date, less any amount owing by such Limited Partner (and his assignee, if any) to the Partnership pursuant to Article 15.3, and less any applicable redemption fees due to the General Partner. If redemption is requested by an assignee, all amounts owed to the Partnership under Article 15.3 by the Partner to whom such Unit was sold, as well as all amounts owed by the assignees of such Unit, shall be deducted from the amount payable upon Redemption by any assignee. All Requests for Redemption in proper form shall be honored and payment will be made within twenty (20) business days following the Redemption Date, except that under special circumstances, including, but not limited to, the inability on the part of the Partnership to liquidate commodity positions or the default or delay in payments due the Partnership from commodity brokers, banks, or other persons, the Partnership may delay payment to Partners requesting Redemption of Units. In the event that Redemptions are requested for more Units than the General Partner is able to honor due to the foregoing contingencies, the General Partner will honor Requests for Redemption in the order actually received and will hold Requests for Redemption in such order. Limited Partners will be notified within 10 days after month-end if any Redemption cannot be honored under the terms hereof and their Requests thereafter will be honored at the first available opportunity. The Partnership shall not be obligated to redeem Units that are subject to a pledge or otherwise encumbered in any fashion.

(3) Subparagraph (2) notwithstanding, if the Net Asset Value per Unit is determined for purposes of Redemption as of a month-end which is not the end of a quarter, any performance fees payable and applicable to such Unit, will be determined and charged to such Unit as though such month-end were the end of a quarter and such performance fees were payable and such performance fees will be paid.

ARTICLE 11.
OFFERING OF UNITS; ADMISSION OF ADDITIONAL LIMITED PARTNERS

The General Partner shall, from time to time, (i) cause the Partnership to file a Registration Statement and such amendments as the General Partner deems advisable, with the Securities and Exchange Commission for the registration and public offering of the Units; (ii) seek to qualify the Units for sale in various jurisdictions as the General Partner deems advisable; and (iii) take such other actions as the General Partner deems advisable.

The General Partner, at its option, may admit additional Limited Partners to the Partnership without the consent of the Limited Partners at any time. Such additional Limited Partners shall contribute capital to the Partnership, and shall be admitted as Limited Partners as of the first business day of the month immediately following the month-end as of which their subscriptions were accepted by the General Partner at no less than the Net Asset Value per Unit as of such month-end.

ARTICLE 12.
SPECIAL POWER OF ATTORNEY

By execution of this Agreement, each Limited Partner irrevocably constitutes and appoints the General Partner with full power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, swear to, file and record in his behalf in the appropriate public offices and publish (i) this Agreement and any amendments thereto; (ii) all instruments which the General Partner deems necessary or appropriate to reflect any amendment, change, or modification of the Limited Partnership Agreement or Certificate of Limited Partnership in accordance with the terms of this Agreement; and (iii) Certificates of Fictitious or Assumed Name. The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive the incapacity or death of a Limited Partner. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto, acting in good faith pursuant to such Power of Attorney.

ARTICLE 13.
WITHDRAWAL OF A PARTNER

The Partnership shall terminate and be dissolved upon the withdrawal, or insolvency of the General Partner (unless in the case of the withdrawal of the General Partner, the actions necessary to continue the Partnership are taken pursuant to Article 16). The General Partner shall cease to be a general partner of the Partnership upon the occurrence of any of the following events of withdrawal: (i) the General Partner’s bankruptcy or insolvency; (ii) any event prescribed in the Act that is not encompassed in this Article 13; or (iii) 120 days prior written notice to the Limited Partners of the General Partner’s intent to withdraw as a General Partner. If the General Partner withdraws as general partner or is removed as General Partner Pursuant to Article 16, it can redeem its interests in the Partnership at Net Asset Value as of the next month-end in which it is calculated. If the Limited Partners elect to continue the Partnership, the withdrawing General Partner shall pay all Partnership expenses incurred as a result of its withdrawal. The death, incompetency, incapacity, withdrawal, insolvency, or dissolution of a Limited Partner shall not dissolve or terminate the Partnership, and said Limited Partner, his estate, custodian, or personal representative shall have no right to withdraw or value such Limited Partner’s Units except as provided in Article 10 hereof. Each Limited Partner (and any assignee of such Limited Partner) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive the furnishing of any inventory, accounting, or appraisal of the assets of the Partnership and any right to a special audit of the books and records of the Partnership, provided that the waiver shall not relieve the General Partner from its reporting obligations set forth in Article 9.

ARTICLE 14.
NO PERSONAL LIABILITY FOR RETURN OF CAPITAL

Subject to the provisions of Article 15 below, the General Partner shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.

ARTICLE 15.
STANDARD OF LIABILITY; INDEMNIFICATION

15.1  Standard of Liability.  The General Partner and its controlling persons shall have no liability to the Partnership or any Limited Partner for any loss suffered by the Partnership which arises out of any action of the General Partner if the General Partner, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partner.

15.2  Indemnification by the Partnership.  The Partnership shall indemnify, defend, and hold harmless the General Partner (including controlling persons and a former General Partner who has withdrawn from the Partnership) from and against any loss, liability, damage, cost or expense (including attorneys’ fees, and expenses incurred in defense of any demands, claims or lawsuits) arising from actions or omissions concerning the business or activities undertaken by or on behalf of the Partnership, from any source only if all of the following conditions are satisfied: (i) the General Partner has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Partnership, (ii) the General Partner was acting on behalf of or performing services for the Partnership, (iii) such liability or loss was not the result of negligence or misconduct by the General Partner, and (iv) such indemnification is recoverable only out of the Partnership’s assets and not from the Limited Partners. In no event shall the General Partner or any of the selling agents receive indemnification from the Partnership arising out of alleged violations of federal or state securities laws unless the following conditions are satisfied; (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations, or (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (c) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made, and (d) in the case of subparagraph (c), the court considering the request has been advised of the position of the Securities and Exchange Commission and the states in which Units were offered and sold as to indemnification for violations of securities laws; provided that the court need only be advised and consider the positions of the securities regulatory authorities in those states in which plaintiffs claim they were offered or sold Units. The Partnership shall not incur the cost of that portion of liability insurance which insures the General Partner for any liability as to which the General Partner is prohibited from being indemnified herein.

15.3  Advance Payment.  Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against the General Partner may be paid by the Partnership in advance of the final disposition of such action, suit or proceeding, if and to the extent that (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership, (ii) the legal action is initiated by a party who is not a Limited Partner, or if by a Limited Partner, then a court of competent jurisdiction specifically approves such advancement, and (iii) the General Partner shall agree to reimburse the Partnership, together with the applicable legal rate of interest thereon, in the event indemnification is not permitted under this Article 15 upon final disposition.

ARTICLE 16.
AMENDMENTS; MEETINGS

16.1.  Amendments Not Requiring the Consent of the Fund.

(a) The General Partner, without obtaining the authorization or approval of any other Limited Partner and without giving prior notification to any Limited Partner, may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, removing any one or more provisions herefrom or adding one or more provisions hereto, to the extent necessary, in the reasonable judgment of the General Partner, to: (i) cause the provisions of this Agreement to comply with the provisions of Section 7704 of the Code and the Treasury Regulations thereunder; (ii) otherwise cause the provisions of this Agreement to comply with any requirement, condition or guideline contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; (iii) ensure the Fund’s continuing classification as a partnership for U.S. federal income tax purposes; (iv) prevent the Fund from being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations; (v) take such action as may be necessary or appropriate to avoid the assets of the Fund being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any plan or account subject to Section 4975 of the Code (or any corresponding provision of succeeding law); (vi) prevent the Fund from being required to register as an “investment company” under the Investment Company Act of 1940; (vii) avoid the Fund engaging in any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code); (viii) add to the obligations of the General Partner for the benefit of the Fund or the Limited Partners; (ix) make any modification to this Agreement to reflect the admission of additional or substitute General Partners (x) reflect the admission, substitution, termination or redemption of Limited Partners after the date hereof in accordance with the provisions of this Agreement; (xi) cure any ambiguity in this Agreement, or correct any provision in this Agreement that is manifestly incorrect; or (xii) provide that any one or more additional or substitute General Partner may possess and exercise any one or more of the rights, powers and authority of the General Partner hereunder; provided that such appointment of an additional General Partner does not constitute an “assignment” within the meaning of Section 202(a)(1) of the Advisers Act.

(b) Upon giving notification to the Limited Partners, but without obtaining the authorization or approval of any Limited Partner, the General Partner may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, removing any one or more provisions herefrom or adding one or more provisions hereto, for such purpose of purposes as the General Partner may deem necessary, appropriate, advisable or convenient, provided that such amendment is not adverse to the Fund or any Limited Partner.

16.2  Meetings; Access to Records.  The General Partner will maintain at the office a list of the names and addresses of all Limited Partners and the Units owned by them. Upon request of any Limited Partner or his representative, the General Partner shall make such list available for review by any Limited Partner or his representative, and upon request, either in person or by mail, the General Partner shall furnish a copy of such list by mail to any Limited Partner or his representative, for the cost of duplication and postage. The General Partner shall maintain and preserve such records for a period of five years. Upon receipt of a written request, signed by Limited Partners owning at least 10% of the Units then owned by Limited Partners, that a meeting of the Partnership be called to vote upon any matter which the Limited Partners may vote upon pursuant to this Agreement, the General Partner shall, by written notice, either in person or by certified mail, to each Limited Partner of record mailed within 15 days after such receipt, call a meeting of the Partnership. Such meeting shall be held at least 30 days but not more than 60 days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time, and the purpose of such meeting.

16.3  Amendments and Actions Without Consent of the General Partner.  At any meeting called pursuant to Article 16.2, upon the affirmative vote (which may be in person or by proxy) of Limited Partners owning more than a majority of the Units then owned by the Limited Partners (any Units held by the General Partner or its affiliates shall be disregarded in calculating the percentage of outstanding Units and the General Partner shall be prohibited from voting as a Limited Partner) the following actions may be taken: (i) this Agreement may be amended in accordance with and only to the extent permissible under the Act, provided, however, that consent of all Limited Partners shall be required in the case of amendments requiring the consent of all Limited Partners under the Act; (ii) the Partnership may be dissolved; (iii) the General Partner may be removed and replaced; (iv) a new general partner may be elected if the General Partner withdraws from the Partnership; (v) any contracts with the General Partner may be terminated without penalty on 60 days written notice; and (vi) the sale of all the assets of the Partnership may be approved; provided, however, that none of the said actions may be taken unless the action is permitted under the Act. In the event of the occurrence of an event described in (iii) or (iv) above, the interest of the General Partner shall be redeemed and paid to the General Partner on the basis of the Net Assets allocable thereto on the date of such event.

16.4.  Amendment Requiring Consent of the Fund.  Subject to the provisions of Section 16.3, the General Partner may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, removing any one or more provisions herefrom or adding one or more provisions hereto, in a manner that adversely affects the Fund of the Limited Partners; provided, however, that the General Partner may not make any such Amendment without giving notification to the Limited Partners, at least thirty (30) days prior to the implementation of such amendment, setting forth all material facts relating to such amendment, and obtaining the Consent of the Fund to such amendment prior to the implementation thereof.

16.5.  Consent of the Fund.  For purposes of this Agreement, the “Consent of the Fund,” when used with respect to a particular transaction, practice, amendment to this Agreement or other action (any such transaction, practice, amendment or other action being referred to in this Agreement as a “Consent Transaction”), shall be deemed to have been obtained if a Majority in Interest of the Limited Partners, approves such Consent Transaction (it being understood and agreed that, for purposes of the foregoing, (i) a Limited Partner shall be deemed to approve a Consent Transaction if such Limited Partner either (a) affirmatively approves such Consent Transaction prior to the completion, consummation or implementation thereof or (b) fails to give notification to the Fund of its objection to such Consent Transaction prior to the completion, consummation or implementation thereof and (ii) a Limited Partner who withdraws or is required to withdraw all amounts from its capital account(s) pursuant to the provisions of this Agreement prior to the completion, consummation or implementation of such a Consent Transaction shall thereupon automatically cease to have any right to approve or withhold its approval of such Consent Transaction and shall not be considered a Limited Partner for purposes of determining whether a Majority in Interest of the Limited Partners has approved such Consent Transaction, notwithstanding that such Limited Partner may have objected to such Consent Transaction). “Majority in Interest” of the Limited Partners, means Limited Partners (other than the General Partner and its affiliates), the opening balances of whose capital accounts at such time exceed 50% of the opening balances of the capital accounts at such time of all Limited Partners (other than the General Partner and its affiliates).

16.6.  Certain Amendments Requiring Consent of Affected Limited Partners.  Notwithstanding any other provision of this Article XVI, this Agreement may not be amended so as to modify the limited liability of a Limited Partner.

16.7.  Amendments of Certificate.

(a) The General Partner shall cause the Certificate of Limited Partnership to be amended and/or restated at such time or times, to such extent and in such manner as may be required by the Act.

(b) The General Partner may cause the Certificate of Limited Partnership to be amended and/or restated in accordance with the principles set forth in this Article XVI, and any such amendment and/or restatement shall be effective immediately upon the filing of a certificate of amendment in the office of the Secretary of State of the State of Delaware or upon such future date as may be stated therein.

ARTICLE 17.
GOVERNING LAW

The General Partner and Limited Partners expressly agree that all the terms and provisions hereof shall be construed under the Delaware Revised Uniform Limited Partnership Act as now adopted or as may be hereafter amended and shall govern the partnership aspects of this Agreement absent contrary terms contained in this Agreement.

ARTICLE 18.
MISCELLANEOUS

18.1  Priority Among Limited Partners.  No Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership.

18.2  Notices.  All notices under this Agreement, other than Requests for Redemption of Units, notices of assignment, transfer or pledge of Units, and reports by the General Partner to the Limited Partners, shall be in writing and shall be effective upon personal delivery, or if sent by first class mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, then, upon the deposit of such notice in the United States mails. Reports by the General Partner to the Limited Partners shall be in writing or in such electronic format as permitted by applicable rules. When such requests are in writing, they shall be sent by first class mail to the last known address of each Limited Partner. When such reports are in electronic format, they shall be delivered consistent with applicable rules. Requests for Redemption and notices of assignment, transfer or pledge of Units shall be effective upon receipt by the Partnership.

18.3  Binding Effect.  This Agreement shall inure to and be binding upon all of the parties, their successors, assigns as permitted herein, custodians, estates, heirs and personal representatives. For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and assignees, and all Partners and assignees agree that their rights shall be determined and that they shall be bound hereby, including all rights which they may have under Article 16 hereof.

18.4  Captions.  Captions in no way define, limit, extend or describe the scope of this Agreement nor the effect of any of its provisions.

18.5  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first appearing above.

LIMITED PARTNERS:		GENERAL PARTNER:

All Limited Partners now and hereafter admitted as limited partners of the Fund pursuant to the power of attorney now or hereafter executed in favor of and delivered to the General Partner.		CAMPBELL & COMPANY, INC.

		By:	Thomas P. Lloyd
By:	Campbell & Company, Inc. Attorney-in-fact		Name: Thomas P. Lloyd Title: General Counsel

By:	Thomas P. Lloyd	By:	Gregory T. Donovan
	Name: Thomas P. Lloyd Title: General Counsel		Name: Gregory T. Donovan Title: Chief Financial Officer

By:	Gregory T. Donovan
Name: Gregory T. Donovan Title: Chief Financial Officer